Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This SETTLEMENT AGREEMENT AND MUTUAL RELEASES ("Agreement") is made and entered into, as of the date on which it is fully executed, as indicated by the signatures below, by and among the Stilwell Group (as defined below), Spencer L. Schneider, an individual, First Financial Northwest, Inc., a Washington corporation (the "Company"), Raymond J. Riley, an individual, Carl T. Hagberg and Associates, a sole proprietorship registered in New Jersey, and Victor Karpiak, an individual (collectively, "the parties" and each a "party").

RECITALS

WHEREAS, the Company is the parent holding company of First Savings Bank Northwest (the "Bank"), a Washington chartered stock savings bank which is located in Renton, Washington, and of First Financial Diversified Corporation ("Diversified"), a Washington corporation;

WHEREAS, Victor Karpiak is President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the "Board"); Executive Chairman and Chairman of the Board of Directors and, until his resignation on or about September 17, 2012, was President and Chief Executive Officer of the Bank; and President, Chief Executive Officer and Chairman of the Board of Directors of Diversified;

WHEREAS, the "Stilwell Group" consists of Joseph Stilwell, an individual whose business address is 111 Broadway, 12th Floor, New York, NY 10006, and the following Delaware limited partnerships and Delaware limited liability companies:

•	Stilwell Value Partners II, L.P.;
•	Stilwell Value Partners V, L.P.;
•	Stilwell Value Partners VI, L.P.;
•	Stilwell Value Partners VII, L.P.;
•	Stilwell Partners, L.P.;
•	Stilwell Associates, L.P.;
•	Stilwell Associates Insurance Fund of the S.A.L.I. Multi-Series Fund, L.P.;
•	Stilwell Value LLC; and
•	Stilwell Advisers LLC.

WHEREAS, members of the Stilwell Group are, and have been, the beneficial owners of a substantial number of shares of the common stock of the Company, together and in the aggregate owning approximately 9.41 percent of the Company's common stock ("Common Stock");

WHEREAS, Spencer L. Schneider is, inter alia, an attorney who represents the Stilwell Group;

WHEREAS, on March 29, 2012, the Stilwell Group announced its intention to nominate Mr. Schneider to stand as a candidate at the election of directors to be held at the Company's 2012 Annual Meeting;

WHEREAS, the Company's 2012 Annual Meeting was scheduled for May 24, 2012 in Renton, Washington, and at that meeting three of the Company's eight directors, including Mr. Karpiak, were to stand for election for three year terms;

WHEREAS, the Stilwell Group on April 9, 2012, and the Company, on April 11, 2012, filed definitive Proxy Statements soliciting proxies from the Company's shareholders; the Company sought proxies to vote for its slate of three director candidates, including Mr. Karpiak; and the Stilwell Group sought proxies to vote for Mr. Schneider and two of the Company's candidates, but not Mr. Karpiak;

WHEREAS, on May 24, 2012, the 2012 Annual Meeting was held with Raymond J. Riley of Carl T. Hagberg and Associates serving as the Independent Inspector of Election (the "Inspector");

WHEREAS, at and after the 2012 Annual Meeting certain disputes arose concerning the counting of votes in the director election;

WHEREAS, on May 29, 2012, the Inspector issued his Final Report in which he concluded, among other things, that Mr. Karpiak received more votes than Mr. Schneider in the director election;

WHEREAS, on June 7, 2012, Stilwell Value Partners II, L.P.; Stilwell Value Partners V, L.P.; Stilwell Value Partners VI, L.P.; Stilwell Value Partners VII, L.P.; Stilwell Partners, L.P., Stilwell Associates, L.P.; Stilwell Associates Insurance Fund of the S.A.L.I. Multi-Series Fund, L.P.; and Mr. Schneider (collectively, "Plaintiffs") filed a Complaint and Information in the Superior Court of Washington in and for King County (No. 12-2-20022-0 KNT) (the "Litigation") against the Company, Mr. Karpiak and the Inspector (collectively, "Defendants"), and Defendants have denied all of Plaintiffs' claims;

WHEREAS, there have been extensive motion practice and discovery in the Litigation;

WHEREAS, the Court presiding over the Litigation has scheduled an expedited trial for Friday, January 11, 2013 and Friday, January 18, 2013;

WHEREAS, on August 10, 2012, the Company, the Bank and Diversified entered into a Transition Agreement with Mr. Karpiak pursuant to which Mr. Karpiak retired as President and Chief Executive Officer of the Bank as of September 17, 2012, but continues to be an employee of the Bank (as well as President, Chief Executive Officer and Chairman of the Board of Directors of the Company and of Diversified) until his planned retirement date in April 2014;

WHEREAS, on November 20, 2012, the Stilwell Group served a demand on the Board to prosecute an action against certain of the Company's agents relating to certain matters pertaining to the 2012 Annual Meeting (the "Demand"); and

WHEREAS, while each of the parties remains convinced of the merits of its or his position in the Litigation, each has respectively determined that it is in its or his best interests to settle the Litigation on the terms set forth herein solely to avoid the burden, inconvenience, expense, risk and distraction of further litigation.

NOW, THEREFORE, in consideration of the mutual promises, representations, covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

TERMS

ARTICLE 1 — BOARD OF DIRECTORS

1.1	Appointment of Mr. Schneider as a Company Director Through the 2013 Annual Meeting

      (a)           No later than five business days after the execution of this Agreement by all parties, the Board shall vote to increase the size of the Board by one (1) director to a total of nine (9) directors and to appoint Mr. Schneider to fill that new position and to serve as a director of the Company until the later of the date of the Annual Meeting of Shareholders of the Company in 2013 (the "2013 Annual Meeting") or the date on which his successor should be elected and qualified, the effectiveness of such appointment and Board votes to be subject only to:  (i) if necessary, Mr. Schneider receiving all approvals by state and federal regulatory agencies (specifically, the Washington Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of San Francisco, or their successors) necessary for him to serve as a director of the Company and of the Bank, and (ii) Mr. Schneider and the Stilwell Group fully complying with their obligations under this Agreement.

(b)           No later than fifteen business days after the execution of this Agreement by all parties, if required by the applicable regulators, Mr. Schneider shall submit all required applications, or, if permitted, updates to previous applications, to the Washington Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of San Francisco, or their successors, for regulatory approval of Mr. Schneider to serve in the positions set forth in Sections 1.1(a), 1.1(c) and 1.2 of this Agreement.  The Company and its agents shall act in good faith with regard to all matters concerning Mr. Schneider's regulatory approval applications and shall fully cooperate with and support Mr. Schneider in his effort to obtain such regulatory approval, by:  (i) submitting an Interagency Notice of Change in Director or Senior Executive Officer form in support of Mr. Schneider's application in which the Company affirmatively states that it consents to Mr. Schneider's appointment to the Board and to the board of the Bank; (ii) providing information that Mr. Schneider is not able independently to obtain from other sources and that is necessary to assist Mr. Schneider in completing his application(s) for regulatory approval; (iii) taking all actions reasonably necessary to respond to any and all inquiries from regulatory agencies to the effect that the Company's position is that the resolution of the Litigation, including the appointment of Mr. Schneider to the Board and to the board of the Bank, is in the best interests of the Company; and (iv) not making any disparaging comments to the regulators regarding Mr. Schneider and withdrawing any previous objections to Mr. Schneider's appointment to such boards.

(c)           Within one business day following receipt of notice that Mr. Schneider has received all required regulatory approvals, if any, for him to serve as a director of the Company, the Company shall notify Mr. Schneider that his appointment to the Board is effective, and that he may immediately commence to serve as a director of the Company, with a term of appointment lasting through the date of the 2013 Annual Meeting.  Immediately upon Mr. Schneider commencing his service as a director of the Company, the Company will take all steps necessary to appoint Mr. Schneider for the entirety of his term as a member of both (i) the Board's Nominating and Corporate Governance Committee and Compensation Committee, and (ii) the boards of directors of each of the Bank and Diversified.

(d)           The Company, Mr. Schneider and all members of the Stilwell Group (including Joseph Stilwell in his individual capacity) shall enter into a Non-Disclosure Agreement, substantially in the form attached as Exhibit A hereto, which shall remain in force through Mr. Schneider's tenure on the Board.

1.2	Nomination of Mr. Schneider as a Director Candidate for the 2013 Annual Meeting

(a)           The Company agrees that, consistent with the customary timing of its annual meetings, the 2013 Annual Meeting will not be held prior to May 1, 2013.  The Company and its Board shall nominate and support Mr. Schneider for election as a director at the 2013 Annual Meeting for a three (3) year term, including but not limited to preparing, filing with the Securities and Exchange Commission and disseminating to the Company's shareholders proxy soliciting materials in substantially the same form and using substantially the same solicitation efforts in support of Mr. Schneider's candidacy as the Company uses for its other director candidates to be nominated at the 2013 Annual Meeting.  The Company's proxy holders shall vote in favor of Mr. Schneider's election all proxies received in response to these solicitation efforts that direct the proxy holders to cast votes in favor of Mr. Schneider's election as a director at the 2013 Annual Meeting.

(b)           The Company and Board shall also appoint Mr. Schneider, upon his election and for the entirety of his three-year elected term as a Board director, as a member of (i) the Board's Nominating and Corporate Governance Committee and Compensation Committee and (ii) the boards of the Bank and Diversified; moreover, in the event that Mr. Schneider dies or becomes incapacitated or is unable or unwilling to serve as a director (or ceases to represent the Stilwell Group as an attorney) during the period of time he is to serve as a director under Sections 1.1 and 1.2 hereof, the Company and the Stilwell Group shall take all reasonable actions to immediately replace Mr. Schneider for the periods he would have served on the Board under Sections 1.1 and 1.2 with another individual designated by the Stilwell Group and approved by the Company, which approval shall only be withheld in good faith, subject to such regulatory approvals as may be required at that time.

1.3	Victor Karpiak

Mr. Karpiak agrees to resign as Chairman of the Board immediately after Mr. Schneider joins the Board.  Following his resignation as Chairman, Mr. Karpiak will remain a member of the Board until September 1, 2013, at which time Mr. Karpiak shall resign as a member of the Board and thereupon cease all service on the Board.  No later than the Annual Meeting of Shareholders of the Company in 2014, Mr. Karpiak shall resign as a member of the Bank and Diversified boards, and shall thereafter cease all service on the Bank and Diversified boards.  To the extent the Transition Agreement is inconsistent with this Agreement, the Transition Agreement will be amended to make the two agreements consistent.  Except as set forth in this Section 1.3, all terms of the Transition Agreement shall remain in full force and effect and may not be altered except as set forth in the Transition Agreement.

1.4           Stilwell Group

Provided that the Effective Date occurs and the Company complies with its obligations under Section 1.2 of this Agreement to nominate Mr. Schneider and support Mr. Schneider's nomination at the 2013 Annual Meeting and that he is elected as a director, the Stilwell Group and Mr. Schneider agree and covenant that in connection with the 2013, 2014 and 2015 Annual Meetings of the Company they shall not:

(a)	provide a notice to the Company that they intend to nominate, or nominate, any person for election as director; or

(b)	directly or indirectly solicit proxies or participate in the solicitation of proxies for any person to be elected to the Board that has not been nominated by the Company's Board; or

(c)
join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any director nomination submitted by the Company's Board to a vote of the Company's shareholders.

The Stilwell Group and each of its members, and Mr. Schneider, further agree and covenant that at the 2013, 2014 and 2015 Annual Meetings of the Company, they will vote all Common Stock that they own, either as registered shareholders or beneficially, in support of director candidates nominated by the Company.

Nothing in this Section 1.4 shall in any way prevent the Stilwell Group from soliciting proxies or consents, or participating in any such solicitations, with respect to any matter other than the election of directors at the 2013, 2014 and 2015 Annual Meetings, or restrict the Stilwell Group's ability to vote its shares, either in person or by proxy, on any matters other than the election of directors at the 2013, 2014 and 2015 Annual Meetings.

ARTICLE 2 — RESOLUTION OF LITIGATION

2.1	Joint Motions for Stay and Dismissal and for Dismissal with Prejudice of Mr. Riley

(a)           No later than three court days following the execution of this Agreement by all parties, counsel for the parties shall cause to be filed in the Litigation a joint motion to stay the Litigation, and all proceedings or deadlines therein, until the Effective Date (defined in Article 5 below) has or has not occurred.  The parties further agree that during the pendency of the stay they will not take any other action that would be barred if the releases set forth in Article 4 had already been in effect.

(b)           Immediately upon occurrence of the Effective Date, the parties shall file a stipulated joint dismissal with prejudice of the Litigation, in the form attached hereto as Exhibit B.

(c)           The joint motion to stay referred to in this Section 2.1 shall not apply to the claims against defendant Raymond J. Riley.  Subject to the Court's approval, all claims against Mr. Riley shall be dismissed with prejudice pursuant to a Stipulation and Order for Dismissal of Defendant Raymond J. Riley With Prejudice ("Riley Stipulation") that counsel for the parties shall file at the same time that they file the joint motion to stay the Litigation.  The Riley Stipulation shall be in the form set forth in Exhibit C.  The Company and Mr. Karpiak shall not assert in the Litigation that the dismissal of Mr. Riley pursuant to the Riley Stipulation in any way has any effect on either the claims against them or the relief available against them in the Litigation.

2.2         Demand Withdrawal

Upon the execution of this Agreement by all parties, the Stilwell Group shall be deemed to have consented to the Board staying its consideration of the Demand until after the Effective Date has or has not occurred.  Upon the Effective Date, the Demand shall be deemed withdrawn and of no further force or effect.  If the Effective Date does not occur, then the Board shall treat the Demand as if the time for responding to it was tolled during the stay of the Litigation.  Under no circumstances shall the Stilwell Group or Mr. Schneider contend that the Board should have acted on the Demand during the stay of the Litigation.

ARTICLE 3 — PAYMENT
3.1         Proxy expense reimbursement

No later than five business days after the Effective Date, the Stilwell Group shall:  (i) document in writing and provide to the Company, with copies of supporting invoices and/or receipts, all expenses that it incurred up through and including May 24, 2012 in connection with the 2012 Annual Meeting and the 2012 contest for election of directors and that it either has paid or is obligated to pay (that is, if any incurred expenses have been forgiven, then they do not qualify for reimbursement); and (ii) identify in writing an entity to which the Company shall make a payment in partial reimbursement of such documented expenses (together, the "Reimbursement Expense Information").  Reimbursement Expense Information shall be designated and maintained as confidential by all recipients thereof and shall not be used for any purpose other than the reimbursement of proxy expenses pursuant to this Section 3.1.  Nothing herein shall require the Stilwell Group to provide any documentation showing that said expenses were reasonable or necessary.  No later than 10 (ten) business days following the later of the Effective Date or receipt of the Reimbursement Expense Information, the Company shall pay or cause to be paid to the entity identified by the Stilwell Group all expenses documented in the Reimbursement Expense Information up to the amount of two hundred thousand dollars ($200,000.00) (the "Reimbursement Payment").  The Reimbursement Payment shall be made in a manner (check or wire transfer) to be agreed by the Company and the Stilwell Group.

ARTICLE 4 — RELEASES

4.1	Release by Mr. Riley, Carl T. Hagberg and Associates, Mr. Karpiak and the Company

As of the Effective Date, Mr. Riley and Mr. Karpiak, each on behalf of himself and his agents, heirs, executors, administrators, assigns and marital community, and Carl T. Hagberg and Associates and the Company, on behalf of themselves and their past, present and future agents, predecessors, successors, assigns, subsidiaries, affiliates, principals, parents, officers, directors, owners, shareholders solely in their capacity as shareholders, members, representatives, employees, insurers, reinsurers and legal counsel, each hereby forever fully releases, discharges and holds harmless all members of the Stilwell Group, Joseph Stilwell, Mr. Schneider and their respective officers, directors, shareholders solely in their capacity as shareholders, controlling persons, principals, representatives, agents, affiliates, employees, partners, attorneys, proxy solicitors, insurers, reinsurers, assigns, heirs, executors, administrators, parents, subsidiaries, advisors, consultants, predecessors, successors and marital communities, and each of them, past, present and future, from any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys' fees, expenses, suits, losses, and causes of action of any nature whatsoever arising from, connected with, or in any way relating to or resulting from (i) the 2012 Annual Meeting, (ii) the 2012 contested director election, (iii) the Demand, and/or (iv) the Litigation, the claims made therein and any facts and circumstances relating thereto.

4.2         Release By Members of the Stilwell Group and Mr. Schneider

As of the Effective Date, Mr. Schneider and Mr. Stilwell, each on behalf of himself and his agents, heirs, executors, administrators, assigns and marital community, and each of the limited partnerships and limited liability companies that comprise the Stilwell Group, on behalf of themselves and their past, present and future agents, predecessors, successors, assigns, subsidiaries, affiliates, principals, parents, officers, directors, owners, shareholders solely in their capacity as shareholders, members, representatives, employees, insurers, reinsurers and legal counsel, each hereby forever fully releases, discharges and holds harmless Mr. Riley, Mr. Karpiak, Carl T. Hagberg and Associates and the Company, and their respective officers, directors, shareholders solely in their capacity as shareholders, controlling persons, principals, representatives, agents, affiliates, employees, partners, attorneys, proxy solicitors, insurers, reinsurers, assigns, heirs, executors, administrators, parents, subsidiaries, advisors, consultants, predecessors, successors and marital communities, and each of them, past, present and future, from any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys' fees, expenses, suits, losses, and causes of action of any nature whatsoever arising from, connected with, or in any way relating to or resulting from (i) the 2012 Annual Meeting, (ii) the 2012 contested director election, (iii) the Demand, and/or (iv) the Litigation, the claims made therein and any facts and circumstances relating thereto.

Items (i) through (iv) of Sections 4.1 and 4.2 shall be collectively referred to as the "Subject Matter of the Released Claims."

4.3         Effect of Releases

The releasing persons acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the Subject Matter of the Released Claims, but that it is their intention to fully, finally, and forever settle and release any and all claims related to the Subject Matter of the Released Claims, whether known or unknown, suspected or unsuspected, which now exist or heretofore existed or may hereafter exist and without regard to the subsequent discovery or existence of such additional or different facts concerning the Subject Matter of the Released Claims only.  Accordingly, the releases set forth in Sections 4.1 and 4.2 of this Agreement shall extend to claims that the releasing persons do not know or suspect to exist in their favor at the time of the release relating to the Subject Matter of the Released Claims only, which if known, might have affected their decision to enter into the release or whether or how to object to the Settlement.  All parties shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of the United States, any state or territory of the United States, foreign law or any principle of common law that may have the effect of limiting the releases above, including but not limited to those that are similar, comparable or equivalent to California Civil Code Section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

ARTICLE 5 — EFFECTIVE DATE
5.1           Occurrence or Non-Occurrence

The Effective Date shall be the date that, in accordance with Section 1.1(c), Mr. Schneider is permitted to commence service as a director of the Company.  In the event that the Effective Date has not occurred by 5:00 p.m. Pacific time on February 15, 2013, the Effective Date shall be deemed to have not occurred.  Any obligation under this Agreement that is conditioned on occurrence of the Effective Date, or which pertains to any period after February 15, 2013, shall be null and void in the event that the Effective Date has not occurred, unless the parties otherwise agree in writing.

5.2         Impact on Litigation of Non-Occurrence of Effective Date

In the event the Effective Date has not occurred, the stay entered in the Litigation pursuant to Section 2.1(a) shall expire, the Litigation shall be permitted to resume, and the parties shall advise the Court of the failure of the Settlement and report on the status of the Litigation.  All other obligations undertaken by the parties in this Agreement that are conditioned on the occurrence of the Effective Date shall be deemed null and void, unless the parties otherwise agree in writing.

ARTICLE 6 — MISCELLANEOUS

6.1          Settlement Not An Admission

The parties understand and acknowledge that this Agreement reflects a compromise of disputed allegations and that the provisions contained in this Agreement shall not be deemed a presumption, concession, or admission by any party of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Litigation, the Demand or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Litigation, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than to enforce the terms of this Agreement, or as provided for expressly herein.  Nor shall this Agreement and any negotiations, statements, or proceedings in connection therewith be construed as, or deemed evidence of, a presumption, concession, or admission by any party of any defect or weakness in the facts, claims or defenses alleged in the Complaint or the Answers and Additional or Affirmative Defenses.

6.2          Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses on the date of delivery.

If to the Company or Mr. Karpiak:
John F. Breyer, Jr.
Breyer & Associates, PC
8180 Greensboro Drive, Suite 785
McLean, Virginia  22102
Telephone:  (703) 883-1100
Email:  jbreyer@b-a.net

-and-

Ronald L. Berenstain
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington  98101
Telephone:  (206) 359-8000
Email:  RBerenstain@perkinscoie.com

If to Mr. Riley or Carl T. Hagberg and Associates:	James P. Savitt Savitt Bruce & Willey LLP 1425 Fourth Avenue, Suite 800 Seattle, Washington 98101 Telephone: (206) 749-0500 Email: jsavitt@jetcitylaw.com
If to the Stilwell Group or Mr. Schneider:	Richard B. Kapnick Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Telephone: (312) 853-7846 Email: rkapnick@sidley.com

6.3          Communications

The parties agree that the Joint Press Release attached as Exhibit D will be issued upon execution of this Agreement; and that the Company will file with the U.S. Securities and Exchange Commission ("SEC") a Form 8-K announcing the settlement, to which copies of this Agreement and the Joint Press Release will be attached as exhibits.

6.4          Governing Law and Venue

This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to the conflict of law principles thereof.  Should any dispute arise between or among the parties regarding the interpretation or performance of this Agreement, the parties agree that such dispute shall be resolved in the Superior Court for the State of Washington in King County.

6.5          Amendments

Subject to applicable law, this Agreement may be amended only pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.

6.6          No Waivers

No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

6.7          Confidentiality and Return/Destruction of Confidential Documents and Information

The parties acknowledge and agree that the Stipulation and Protective Order entered in the Litigation on July 27, 2012, survives this Agreement and that all Confidential Information (as that term is used in the Stipulation and Protective Order) obtained in the Litigation may be used only as set forth in the Stipulation and Protective Order.  In accord with Paragraph 9 of the Stipulation and Protective Order, within sixty (60) days of the Effective Date, the parties shall either return to the producing party the originals and all copies of documents and information designated as Confidential or certify the destruction of all such documents and information, subject only to the exceptions set forth in Paragraph 9 of the Stipulation and Protective Order.

6.8          Costs, Expenses and Attorneys' Fees

Except for the Reimbursement Payment referenced in Section 3.1 of this Agreement, the parties shall bear their own costs, expenses and attorneys' fees as they were originally incurred in connection with the matters covered by this Agreement, including, without limitation, costs, expenses and attorneys' fees incurred in connection with the Litigation.  Nothing in this Section 6.8 shall apply to obligations imposed on the Company under and subject to the March 29, 2012 engagement agreement between the Company and Carl T. Hagberg and Associates; e.g., this Agreement does not release or impact the indemnification obligations set forth in that agreement.

6.9          Free Will

The parties to this Agreement hereby represent and warrant that they have each entered into this Agreement of their own free will and in accordance with their own judgment and upon advice of their own legal counsel, and state that they have not been induced to enter into this Agreement by any statement, act or representation of any kind or character on the part of anyone except as expressly set forth in this Agreement.  This Agreement is executed by each party without relying on any statement or representation by any other party or its representatives, including but not limited to any representations concerning the nature and extent of any injury, damages or legal liability.  Each party to this Agreement has made its own independent investigation of the facts and law pertaining to this settlement and this Agreement, and of all matters related thereto, to the full extent that party deems necessary or advisable.

6.10       Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.  No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.  The parties expressly disclaim reliance on any information, statement, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

6.11        Severance

Should any non-material provision of this Agreement be declared or determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall not be deemed to be part of this Agreement.  Should any material provision of this Agreement be declared or determined by any court or tribunal to be illegal or invalid, the parties will have a right to void this Agreement for a period of ten (10) days from notice of such illegality or invalidity by providing written notice to all parties that the party is voiding the Agreement.  In the event no party voids the Agreement within those ten (10) days, the validity of the remaining parts, terms and provisions shall not be affected by the determination of illegality or invalidity, and said illegal or invalid part, term or provision shall not be deemed to be part of this Agreement.

6.12       Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile and email/pdf transmission), each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on all the parties, notwithstanding that not all parties are signatories to the same counterpart.

6.13       Headings and Captions

The headings and captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

6.14       Authorizations

Each signatory to this Agreement represents that it or he has read and understood this Agreement and is fully authorized to execute the Agreement on behalf of the party or parties on whose behalf the signatory is signing.  The Stilwell Group, the Company, and Carl T. Hagberg and Associates represent and warrant that execution of this Agreement has been duly and validly authorized by all necessary corporate action and expressly approved by their respective governing bodies (for the Stilwell Group, Mr. Stilwell; for the Company, the Board; and for Carl T. Hagberg and Associates, Carl T. Hagberg).

6.15       Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, that remedies available at law are insufficient to fully remedy such damage, and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity that may be available.

6.16        Joint Drafting

The parties agree that they have jointly participated in the drafting and preparation of this Agreement and that this Agreement shall be construed as a whole according to the fair meaning of the language employed herein, and not construed in a manner either favorable or adverse to any of the parties hereto.

6.17       Scope of Riley and Carl T. Hagberg and Associates Participation

Mr. Riley and Carl T. Hagberg and Associates are not parties to, and assume no obligations or duties under, Articles 1 and 3 of this Agreement.  Furthermore, Mr. Riley and Carl T. Hagberg and Associates do not have knowledge of certain of the Recitals stated above and, for those, simply rely upon the assent of the other parties hereto to such Recitals.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the last date shown below.

VICTOR KARPIAK

/s/Victor Karpiak
Date: December 19, 2012

FIRST FINANCIAL NORTHWEST, INC.

By: /s/Victor Karpiak
Victor Karpiak
Title:Chief Executive Officer
Date: December 19, 2012

RAYMOND J. RILEY

/s/Raymond J. Riley
Date: December 19, 2012

CARL T. HAGBERG AND ASSOCIATES
By: /s/Carl T. Hagberg and Associates
[Print Name]Carl T. Hagberg
Title: Chairman, Carl T. Hagberg and Associates
Date: December 20, 2012

THE STILWELL GROUP
Joseph Stilwell;
Stilwell Value Partners II, L.P.;
Stilwell Value Partners V, L.P.;
Stilwell Value Partners VI, L.P.;
Stilwell Value Partners VII, L.P.;
Stilwell Partners, L.P.;
Stilwell Associates, L.P.;
Stilwell Associates Insurance Fund of the
S.A.L.I. Multi-Series Fund, L.P.;
Stilwell Value LLC; and
Stilwell Advisers LLC

By:/s/Joseph Stilwell
Joseph Stilwell
Title: G.P.
Date: December 19, 2012

SPENCER L. SCHNEIDER

/s/Spencer L. Schneider
Date: December 19, 2012

Exhibit A

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this "Agreement"), is made and entered into as of the date on which it is fully executed, as indicated by signatures below,  by and among First Financial Northwest, Inc. (the "Company"), the Stilwell Group (composed of Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Value Partners VI, L.P., Stilwell Value Partners VII, L.P., Stilwell Value LLC, Stilwell Associates Insurance Fund of The S.A.L.I. Multi-Series Fund L.P., Stilwell Advisers LLC, and Joseph Stilwell, an individual, and their employees and representatives), and Spencer L. Schneider, a director nominee of the Stilwell Group ("Schneider").

WHEREAS, the Company has agreed to place Schneider on its board of directors, subject to approval by interested state and federal regulatory agencies;

WHEREAS, the Company, the Stilwell Group and Schneider have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW THEREFORE, for good and valuable consideration, the parties hereto mutually agree as follows:

1.           In connection with Schneider serving on the Company's board, Schneider and other Company employees, directors, and agents may divulge nonpublic information concerning the Company and its subsidiaries to the Stilwell Group and such information may be shared among the Stilwell Group's employees and agents who have a need to know such information.  The Stilwell Group expressly agrees to maintain all nonpublic information concerning the Company and its subsidiaries in confidence.  The Stilwell Group expressly acknowledges that federal and state securities laws may prohibit a person from purchasing or selling securities of a company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities, while the first-mentioned person is in possession of material nonpublic information about such company.  The Stilwell Group agrees to comply with the Company's insider trading and disclosure policies, as in effect from time to time, to the same extent as if it were a director of the Company.  To the extent the nonpublic information concerning the Company and its subsidiaries received by the Stilwell Group is material, this Agreement is intended to satisfy the confidentiality agreement exclusion of Regulation FD of the Securities and Exchange Commission (the "SEC") set forth in Section 243.100(b)(2)(ii) of Regulation FD.

2.           Each of the Stilwell Group and Schneider represents and warrants to the Company that this Agreement has been duly and validly authorized (in the case of the entity members of the Stilwell Group), executed and delivered by them, and is a valid and binding agreement enforceable against them in accordance with its terms.

3.           Schneider hereby further represents and warrants to the Company that: (a) he satisfies all of the qualifications to be a director of the Company as set forth in Article III, Section 4 of the Company's bylaws and any additional applicable qualifications under the laws of the State of Washington or under the regulations of any bank regulatory authority, and that he is not in any way precluded from serving as a director by order or other action of any court, regulatory or other governmental authority; and (b) no event has occurred with respect to Schneider that would require disclosure in a document filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, under Item 401(f) of SEC Regulation S-K.

4.           The Stilwell Group acknowledges that with regard to its obligations to maintain the confidentiality of nonpublic information of the Company and its subsidiaries, monetary damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in addition to all other remedies, the Company may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach, and in conjunction therewith the Company shall not be required to post any bond.

5.           This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

6.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without regard to choice of law principles that may otherwise compel the application of the laws of any other jurisdiction.  Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Washington to resolve any dispute arising from this Agreement and waives any defense of inconvenient or improper forum.

7.           The terms and provisions of this Agreement shall be deemed severable and, in the event any term or provision hereof or portion thereof is deemed or held to be invalid, illegal or unenforceable, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties, and, in any event, the remaining terms and provisions of this Agreement shall nevertheless continue and be deemed to be in full force and effect and binding upon the parties.

8.           All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

9.           This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.         This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the undersigned as of the day and year first above written.

	THE STILWELL GROUP		FIRST FINANCIAL NORTHWEST, INC.

	/s/Joseph Stilwell		/s/Victor Karpiak
By: Date	Joseph Stilwell 12-20, 2012	By: Date	Victor Karpiak, President, Chief Executive Officer and Chairman of the Board December 19, 2012

SPENCER L. SCHNEIDER

/s/Spencer L. Schneider

Date:  12/20, 2012

Exhibit B

The Honorable Beth Andrus
DRAFTED 12/10/2012

SUPERIOR COURT OF WASHINGTON IN AND FOR KING COUNTY

STILWELL VALUE PARTNERS II, L.P., a Delaware Limited Partnership, STILWELL VALUE PARTNERS V, L.P., a Delaware Limited Partnership, STILWELL VALUE PARTNERS VI, L.P., a Delaware Limited Partnership, STILWELL VALUE PARTNERS VII, L.P., a Delaware Limited Partnership, STILWELL PARTNERS, L.P., a Delaware Limited Partnership, STILWELL ASSOCIATES, L.P., a Delaware Limited Partnership, STILWELL ASSOCIATES INSURANCE FUND of the S.A.L.I. MULTI-SERIES FUND, L.P., a Delaware Limited Partnership, and SPENCER L. SCHNEIDER, an individual,

                                                                                                                                     Plaintiffs,

v.

FIRST FINANCIAL NORTHWEST, INC., a Washington corporation, RAYMOND J. RILEY, an individual, and VICTOR KARPIAK, an individual,

                                                                                                                                     Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	No. 12-2-20022-0 KNT STIPULATION AND [PROPOSED] ORDER OF DISMISSAL CLERK’S ACTION REQUIRE

STIPULATION

The parties, through their respective counsel who have authority to do so, hereby stipulate to entry of the subjoined Order dismissing all claims in the above-captioned action with prejudice and without fees or costs to any party.

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL - 1

DATED this ____ day of _______, ____.

BYRNES KELLER CROMWELL LLP

BY   /s/John A. Tondini
        John A. Tondini, WSBA #19092
Paul R. Taylor, WSBA #14851
1000 Second Avenue, 38th Floor
Seattle, WA  98104
Telephone: 206.622-2000
Facsimile:  206.622-2522

David F. Graham (pro hac vice)
Richard B. Kapnick (pro hac vice)
Sidley Austin LLP
One South Dearborn Street
Chicago, IL  60603
Telephone: 312.853-7846
Facsimile:  312.853-7036
Attorneys for Plaintiffs

PERKINS COIE LLP

By:  /s/Ronald L. Berenstain
        Ronald L. Berenstain, WSBA #7573
Joseph E. Bringman, WSBA #15236
Austin Rice-Stitt, WSBA #42166
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
Telephone:  206.359.8000
Facsimile:   206.359.9000
Attorneys for Defendants First Financial
Northwest, Inc. and Victor Karpiak

SAVITT BRUCE & WILLEY LLP

By:  /s/James P. Savitt
        James P. Savitt, WSBA #16847
Duncan E. Manville, WSBA #30304
1425 Fourth Avenue, Suite 800
Seattle, WA  98101
Telephone:  206.749.0500
Facsimile:   206.749.0600
Attorneys for Defendant Raymond J. Riley

ORDER

Based upon the foregoing, it is hereby ORDERED that all claims in this case are dismissed with prejudice and without award of fees or costs to any party.

DATED this ____day of _______, ____.

_________________________________________
The Honorable Beth Andrus

Presented by:

BYRNES KELLER CROMWELL LLP

By   /s/John A. Tondini
John A. Tondini, WSBA #19092
Paul R. Taylor, WSBA #14851

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL - 2

1000 Second Avenue, 38th Floor
Seattle, WA  98104
Telephone: (206) 622-2000
Facsimile: (206) 622-2522

David F. Graham (pro hac vice)
Richard B. Kapnick (pro hac vice)
Sidley Austin LLP
One South Dearborn Street
Chicago, IL  60603
Telephone: (312) 853-7846
Facsimile: (312) 853-7036
Attorneys for Plaintiffs

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL - 3

CERTIFICATE OF SERVICE

The undersigned attorney certifies that on the __ day of _____, ___, a true copy of the foregoing pleading was served on each and every attorney of record herein as follows:

VIA EMAIL
Ronald L. Berenstain
Joseph E. Bringman
Austin J. Rice-Stitt
Perkins Coie
1201 Third Avenue
Suite 4900
Seattle, WA  98101-3099
Attorneys for Defendants First Financial Northwest, Inc.
and Victor Karpiak

James P. Savitt
Duncan E. Manville
Savitt Bruce & Willey LLP
1425 Fourth Avenue
Suite 800
Seattle, WA  98101
Attorneys for Defendant Raymond J. Riley

I declare under penalty of perjury under the laws of the State of Washington that the foregoing is true and correct.

Dated this __ day of _____, ___, at Seattle, Washington.

/s/John A. Tondini
John A. Tondini 1000 Second Avenue, Suite 3800 Seattle, WA 98104-4082 Telephone: (206) 622-2000 Facsimile: (206) 622-2522 Email: jtondini@byrneskeller.com

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL - 4

Exhibit C

THE HONORABLE BETH M. ANDRUS

SUPERIOR COURT OF THE STATE OF WASHINGTON
FOR KING COUNTY

STILWELL VALUE PARTNERS II, L.P., a Delaware limited partnership; STILWELL VALUE PARTNERS V, L.P., a Delaware limited partnership; STILWELL VALUE PARTNERS VI, L.P., a Delaware limited partnership; STILWELL VALUE PARTNERS VII, L.P., a Delaware limited partnership; STILWELL PARTNERS, L.P., a Delaware limited partnership; STILWELL ASSOCIATES, L.P., a Delaware limited partnership; STILWELL ASSOCIATES INSURANCE FUND OF THE S.A.L.I. MULTI-SERIES FUND, L.P., a Delaware limited partnership; and SPENCER L. SCHNEIDER, an individual,

Plaintiffs,
v.

FIRST FINANCIAL NORTHWEST, INC., a Washington corporation; RAYMOND RILEY, an individual; and VICTOR KARPIAK, an individual,
Defendants.

No. 12-2-20022-0 KNT STIPULATION AND [PROPOSED] ORDER REGARDING DISMISSAL OF DEFENDANT RAYMOND J. RILEY WITH PREJUDICE

STIPULATION
The parties, through their undersigned counsel of record, stipulate and agree as follows:
1.           Pursuant to CR 41(a)(1)(A), all of Plaintiffs' claims asserted in this action against defendant Raymond J. Riley shall be dismissed with prejudice.

STIPULATION AND ORDER RE DISMISSAL OF DEFENDANT RILEY WITH PREJUDICE - 1

2.           Such dismissal shall be without costs to any party, and each party is to bear its or his own attorneys' fees.
3.           Defendant Riley shall not make any claim against any of the Plaintiffs and Plaintiffs shall not make any claim against Defendant Riley for attorneys' fees or costs incurred in this litigation, including but not limited to claims pursuant to RCW ch. 4.84 or RCW 4.28.185.
DATED this ______ day of December, 2012.

BYRNES KELLER CROMWELL LLP

By   /s/John A. Tondini (per email authorization)
       John A. Tondini, WSBA #19092
       Paul R. Taylor, WSBA #14851
       1000 Second Avenue, 38th Floor
       Seattle, WA  98104
       Telephone:  (206) 622-2000
       Facsimile:  (206) 622-2522

David F. Graham, admitted pro hac vice
Richard B. Kapnick, admitted pro hac vice
SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, IL  60603
Telephone:  (312) 853-7846
Facsimile:  (312) 853-7036

Attorneys for Plaintiffs

PERKINS COIE LLP

By: /s/Ronald L. Berenstain
      Ronald L. Berenstain, WSBA #7573
      RBerenstain@perkinscoie.com
      Joseph E. Bringman, WSBA #15236
      JBringman@perkinscoie.com
      Austin Rice-Stitt, WSBA #42166
      ARiceStitt@perkinscoie.com
1201 Third Avenue, Suite 4900
Seattle, WA  98101-3099
Telephone:  (206) 359-8000
Facsimile:  (206) 359-9000

Attorneys for Defendants First Financial
Northwest, Inc. and Victor Karpiak

Savitt Bruce & Willey LLP

By /s/Duncan E. Manville (per email authorization)
     James P. Savitt, WSBA # 16847
     Duncan E. Manville, WSBA #30304
     1425 Fourth Avenue, Suite 800
     Seattle, WA  98101-2272
     Telephone:  206.749.0500
     Facsimile:  206.749.0600
     Email:  jsavitt@jetcitylaw.com
     Email:  dmanville@jetcitylaw.com

Attorneys for Defendant Raymond J. Riley

STIPULATION AND ORDER RE DISMISSAL OF DEFENDANT RILEY WITH PREJUDICE - 2

ORDER
It is so ordered.
DATED this ______ day of ____________, 20___.

The Honorable Beth M. Andrus Washington Superior Court Judge

STIPULATION AND ORDER RE DISMISSAL OF DEFENDANT RILEY WITH PREJUDICE - 3

Exhibit D

JOINT PRESS RELEASE

**For Immediate Release**	For more information, contact: For First Financial Northwest, Inc.: Victor Karpiak, President and Chief Executive Officer (425) 255-4400 For The Stillwell Group: Megan Parisi, (212) 269 - 1551

FIRST FINANCIAL NORTHWEST, INC. AND THE STILWELL GROUP ANNOUNCE
SETTLEMENT OF LITIGATION

Renton, Washington – December 20, 2012 – First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW) and the Stilwell Group announced that they have settled the litigation in which the Stilwell Group challenged the counting of votes in a contested director election at the Company's 2012 Annual Meeting of Shareholders.  In that election, the Stilwell Group's candidate, Spencer L. Schneider, ran against the Company's Chairman, President and Chief Executive Officer, Victor Karpiak.  In accord with the election results certified by an independent Inspector of Election, the Company announced that Mr. Karpiak was the winner of the election, but the Stilwell Group contested the result on the ground that proxies and votes submitted by them had not been counted.

The settlement provides, among other things, that (i) Mr. Schneider will be given a seat on the Company's Board after the Company and Mr. Schneider obtain any required regulatory approvals, and will then be nominated by the Company at the 2013 Annual Meeting of Shareholders for a full three-year term; (ii) Mr. Karpiak will resign as Chairman of the Board immediately after Mr. Schneider joins the Board, but Mr. Karpiak will remain a member of the Board until September 1, 2013, whereupon he will resign from the Board; (iii) the Company will reimburse a portion of the Stilwell Group's proxy solicitation expenses in connection with the 2012 Annual Meeting; (iv) the Stilwell Group will support the Board's nominees in the director election to be held at the 2013, 2014 and 2015 Annual Meetings of Shareholders; and (v) the Litigation will be dismissed with mutual releases exchanged.

As announced on September 12, 2012, Mr. Karpiak previously entered into a Transition Agreement to facilitate executive succession at First Savings Bank Northwest, a wholly owned subsidiary of the Company.  The Company believes that Mr. Karpiak's agreement to resign as Chairman of the Board and to step down from the Board before completing his term as a director is consistent with his prior decision to reduce his obligations to the Bank, as set forth in the Transition Agreement.

Both the Stilwell Group and the Company are pleased that the matter has been resolved.  Victor Karpiak, for the Company, states that "We are delighted that we have found a solution to this costly election dispute that, we believe, is in the best interests of our shareholders."  Joseph

Stilwell, for the Stilwell Group, states that "We are very happy that our candidate will be seated on the Board."

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office.  The Company is a part of the ABA NASDAQ Community Bank Index.  For additional information about the Company, please visit www.fsbnw.com and click on the "Investor Relations" section.

The Stilwell Group is a New York-based money management firm which currently owns approximately 9.41% of the Company's outstanding shares of common stock.

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